UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

AMERICAN VANGUARD CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	001-13795	95-2588080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 260-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

AMVAC Chemical Corporation (“AMVAC”), one of our subsidiaries, entered into a definitive Sale and Purchase Agreement (the “Agreement”) with BASF Aktiengesellschaft (“BASF”) that, by the terms of the Agreement, became effective November 27, 2006. Pursuant to the terms and conditions of the Agreement, BASF has agreed to sell, and AMVAC has agreed to purchase, assets constituting the global Terbufos insecticide product line of BASF and the Lock ‘N Load® closed delivery system. The assets to be acquired include the active ingredient Terbufos, the trademarks Counter® and Lock ‘N Load®, the manufacturing and formulation know-how, registration rights, intellectual property rights and inventories.

Registrant and its affiliates have no material relationship with BASF except as follows: as reported in greater detail on the Company’s Form 8-K filed as of November 4, 2005, AMVAC completed the acquisition of assets constituting the global Phorate product line from BASF for approximately $26.1 million; and, as reported in greater detail on the Company’s Form 8-K filed as of March 24, 2005, AMVAC and BASF are currently parties to a License and Supply Agreement dated as of March 18, 2005, as amended (the “LSA”), under which BASF has licensed to AMVAC certain rights to certain patents, patent applications and proprietary intellectual property related to the herbicide, Topramezone.

On November 27, 2006, AMVAC, as borrower, and its affiliates, as guarantors, entered into a Fifth Amendment to Amended and Restated Credit Agreement (the “Fifth Amendment”) with a syndicate of commercial lenders led by AMVAC’s primary bank as administrative agent and lender. Under the terms of the Fifth Amendment, the borrowing availability of the term loans was increased by $20 million which amount is to be used solely for the purpose of acquiring the Terbufos product line described in this Item 1.01. The terms of the Fifth Amendment are more fully described in Item 2.03 below which section is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

On November 27, 2006, AMVAC completed the acquisition of assets constituting the global Terbufos insecticide product line from BASF, for approximately $42.1 million in purchase price consideration, subject to a post-closing adjustment to reflect the value of inventories as of the time of closing. AMVAC financed the acquisition through borrowing approximately $22.1 million under its revolving credit facility and a $20 million term loan, as more fully described in Item 2.03 below. The assets purchased by AMVAC are described in the disclosure under Item 1.01 above, which is incorporated herein by reference. Other than the Phorate product line acquisition and the LSA, there are no material relationships between AMVAC or any of its affiliates and BASF, and the purchase price consideration was determined by arm’s length negotiation between the parties.

Item 2.03	Creation of a Direct Financial Obligation or under an Off- Balance Sheet Arrangement of a Registrant

In order to finance the acquisition of the Terbufos insecticide product line described in Items 1.01 and 2.01 above, on November 27, 2006, AMVAC borrowed approximately $22.1 million under its revolving credit facility and a $20 million term loan pursuant to the Fifth Amendment to Amended and Restated Credit Agreement. The revolving credit facility and term loans are documented in the Fifth Amendment to Amended and Restated Credit Agreement into which AMVAC entered on November 27, 2006 with a syndicate of commercial lenders led by AMVAC’s primary bank as the administrative agent and a lender, two other banks as lenders and a fourth as a participant, for a $97,000,000 fully-secured credit facility. The credit facility as currently amended consists of a $65,000,000 revolving line of credit and $32,000,000 in term loans (consisting of $12 million in an Initial Term Loan and $20 million in a Delayed Draw Loan, collectively, the “Term Loans”). These loans bear interest at the prime rate (“Referenced Loans”), or at AMVAC’s option, a fixed rate of interest offered by the Bank (such as adjusted LIBOR rate plus certain margins, in each case dependent on certain debt ratios (“Fixed Loans”)).

The principal payments of the Initial Term Loan are payable in equal quarterly installments of $1,000,000 on or before the last business day of each February, May, August and November, and in one final installment in the amount necessary to repay the remaining outstanding principal balance of the Initial Term Loan in full on the maturity date. The principal amount of the Delayed Draw Loan is payable in full on January 31, 2007. Interest accruing on the Referenced Loans is payable quarterly, in arrears, on the last day of each March, June, September and December, and on the maturity date of such loan in the amount of interest then accrued but unpaid. Interest accruing on the Fixed Loans is payable on the last day of the interest period, provided that, with an interest period longer than three months, interest is payable on the last day of each three-month period after the commencement of such interest period. The senior secured revolving line of credit and Initial Term Loan both mature on October 7, 2009 (five years from the closing date of the original credit agreement) and contain certain covenants (with which AMVAC is in compliance) as defined in the credit agreement.

For a further description of this credit facility, see the Company’s Form 8-K filed on October 14, 2004 and Exhibit 10.8 to the Company’s Form 10-K for the period ended December 31, 2004 filed on March 16, 2005.

Item 8.01	Other Events

On November 28, 2006, we issued a press release announcing that we entered into the Agreement and completed the acquisition anticipated thereunder. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release dated November 28, 2006 of American Vanguard Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Vanguard Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN VANGUARD CORPORATION

Date: November 29, 2006	By:	/s/ Timothy J. Donnelly
Timothy J. Donnelly Vice President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated November 28, 2006 of American Vanguard Corporation.